UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2015

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Premier Exhibitions, Inc.

(Exact Name of Registrant as Specified in Charter)

Florida	000-24452	20-1424922
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3340 Peachtree Road, N.E., Suite 900, Atlanta, Georgia	30326
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 842-2600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously announced, on March 16, 2015, Jack H. Jacobs notified Premier Exhibitions, Inc. (the “Company”) of his resignation from the Board of Directors of the Company, effective immediately.

Following Mr. Jacobs’ resignation, the Company’s Audit Committee currently consists of only two members, Douglas Banker and Rick Kraniak. As previously announced, on March 20, 2015, the Company notified the NASDAQ Stock Market LLC (the “NASDAQ”) that the Company is currently not in compliance with the NASDAQ Listing Rule 5605(c)(2)(A), which requires that the audit committee of a listed company be composed of at least three independent directors and have an audit committee financial expert. The Company’s Audit Committee does not currently have a member whom the Board has determined to be an audit committee financial expert.

On March 25, 2015, the Company received a letter from the NASDAQ indicating that due to Mr. Jacobs’ resignation, the Company no longer complies with the NASDAQ’s audit committee requirements as set forth in Listing Rule 5605. Consistent with Listing Rule 5605(c)(4), the NASDAQ will provide the Company a cure period in order to regain compliance as follows: (a) until the earlier of the Company’s next annual shareholders’ meeting or March 16, 2016; or (b) if the next annual shareholders’ meeting is held within six months of Mr. Jacobs’ resignation date, then the Company will be required to evidence compliance no later than September 14, 2015.

The Company expects to add an additional director to the Board in the near term in order to have the Audit Committee composed of three independent directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.

By: /s/ Michael J. Little

 Michael J. Little,

Interim President and Chief Executive Officer and

Chief Financial Officer and Chief Operating Officer

Date: March 31, 2015